Exhibit (a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Hatteras /WHM Institutional Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Article First will now read as follows:

The name of the trust is:

Hatteras Sector Select Institutional Fund

3.	This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 13th day of October, 2011 A.D.

By:	/s/ David B. Perkins
Trustee

Name:	David B. Perkins
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